ORIGINAL EQUIPMENT MANUFACTURER

And

TECHNICAL COOPERATION AGREEMENT

THIS AGREEMENT ("Agreement") is made as of the 16th day of October, 2003 (the "Effective Date"), by and between Electronic Sensor Technology, L.P., a California limited partnership, with its principal office at 1077 Business Center Circle, Newbury Park, California, U.S.A. 91320 ("EST" or "Company"), and eScreen Sensor Solutions, Inc.. a corporation, organized and existing under the laws and regulations of Florida, whose registered office is at 3000 University Drive, Suite I, Coral Springs, Florida 33065 ("eScreen" or "OEM Licensee").

WITNESSETH THAT:

WHEREAS, EST is the owner of patents and know-how relating to the designs, manufacture, maintenance and assembly of surface acoustic wave gas chromatograph detection systems (SAW/GC) and has been manufacturing, producing and selling of the Products hereinafter specified, and EST wishes to develop sales of such products to the territory as defined in Exhibit C ("Territory").

WHEREAS, EST is willing to grant to eScreen the right to sell, distribute and maintain the Products under such patents and know-how in Territory under the eScreen name and logo. eScreen will have unrestricted license to sell all products and accessories in territory under the eScreen name.

WHEREAS, EST and eScreen are desirous of technically collaborating with each other in the field of the Products in order to achieve the purpose of supporting eScreen's marketing and sales efforts under the eScreen name in territory;

NOW, THEREFORE, in consideration of the premises and the mutual covenants to be faithfully performed herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the meanings as defined below:

1.1 "Product(s)" shall mean the Vapor Detector and Analyzer System produced by Company for the detection of chemical vapors which is further described in Exhibit A attached hereto.

1.2 "Patents" shall mean all patents, utility models, design and applications therefore which are owned by EST, including all patents to be granted during the term of this Agreement regarding the Product.

1.3 "Know-How" shall mean, for the purpose of this Agreement, all the materials known as engineering and operating information and also designs and specifications available in the records of EST.

1.4 "Effective Date" shall mean the date of signing of this Agreement by all parties.

ARTICLE 2
ORIGINAL EQUIPMENT MANUFACTURER (OEM)

2.1 APPOINTMENT

Subject to the terms and conditions of this Agreement, EST hereby grants to eScreen the EXCLUSIVE right to market the Product with eScreen's name label and logo from EST and to sell, distribute, promote, and maintain the Product in Territory under the eScreen name label and logo. eScreen hereby accepts and assumes such appointment for the sale, distribution, promotion and maintenance of the Product with the eScreen name label and logo in Territory, effective as of the Effective Date. EST also grants to eScreen the NON EXCLUSIVE right to market, sell, distribute, market, promote and maintain the Product worldwide under EST's own name and logo.

2.2 TERM.

eScreen's appointment as an OEM licensee for the sale of these Products in Territory shall remain in effect for a period of five (5) years from the Effective Date subject to the performance by eScreen's obligations under Article 3.1 of this Agreement . This Agreement shall automatically renew for successive five (5) year terms unless one party shall receive written notice of intent not to renew from the other party within 60 days of the date of termination of this Agreement.

2.3 NATURE OF OEM appointment To the extent that the Product contains or consists of English version software, eScreen's appointment only

grants to eScreen a license to distribute such software, and does not transfer any right, title or interest to any such software to eScreen or eScreen's customers. EST shall sell and transfer title to the Product to eScreen only to the extent that the Product consists of non-software items on the terms specified herein. Use of the terms "sell," "license," "purchase," "license fees" and "price" shall be interpreted in accordance with this Section.

2.4 RELATIONSHIP

The relationship hereby established between Company and eScreen shall be solely that of seller and buyer with rights to market these products under eScreen's name and logo. Neither party shall have the right to hold itself out to third parties as a representative of the other party or to enter into contracts on behalf of the other party. No agency is to be created by this Agreement.

ARTICLE 3
SALES PROMOTION

3.1 OBLIGATIONS OF OEM LICENSEE

eScreen hereby agrees to perform the following covenants during the term of this Agreement, each of which constitutes a material condition precedent to Company's obligations to perform it's covenants under this Agreement.

(a) eScreen shall diligently and adequately advertise and promote the sale of the Product in Territory under eScreen's name and logo.

(b) eScreen intends to place an order of minimum five (5) units of EST's Products for deliveries in the year 2003 at the time of executing this agreement and use its best efforts to place orders for a minimum of additional fifteen (15) units for each of the subsequent years (different models may be combined in meeting this requirement). The payment of the above order shall be either by Telegraph Transfer (T/T), Letter of Credit (L/C) or by Purchase Order executed by eScreen with EST's credit approval.

(c) Within sixty (60) days from the date of execution of this Agreement, eScreen shall pay EST the sum of two hundred fifty thousand dollars ($250,000) as a one-time fee for its rights as an OEM Licensee as further described herein.

3.2 OBLIGATIONS OF EST

(a) Upon eScreen's request, EST shall furnish without charge to eScreen reasonable quantity of advertising literature, catalogs, brochures or other promotional materials, which may be necessary to promote the sale of the Product in Territory. All the above materials are limited to English versions only.

(b) EST shall ship to eScreen the Product attached with EST's manufacturing number without EST's specific brand. EST shall allow eScreen to have the right to put eScreen's brand on the Product and sell them as such.

(c) EST shall make a qualified representative available to eScreen for field trips to Florida for the purpose of assisting in sales and/or investor presentations and demonstrations. The travel costs of first two such field trips shall be borne by EST.

ARTICLE 4
WARRANTY AND LIMITS ON LIABILITY

4.1 WARRANTY

(a) Company warrants that the Product, as specified in Exhibit A, delivered hereunder will be free and clear of defects in materials and workmanship for a period of one (1) year from the date of delivery from eScreen to its first and original customer provided this is made no longer then four (4) months after the original shipping date from EST to eScreen. During the warranty period, Company shall, at its option, upon examination and testing performed in accordance with Section 4.1(d) below, either repair or replace units of the Product that are defective.

(b) Company warrants that the software accompanying the Product, as specified in Exhibit A, for one year from the date of delivery from eScreen to its customer will execute its programming instructions when properly installed on the computer for which it is intended, and that the media upon which the software is recorded will be free from defects in materials and workmanship. Distributor's sole remedy for defective software will be to return the diskettes to Company for replacement.

(c) Company's warranties for the Product do not apply to expendable components of the Product, or to non-conformities which result in

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whole or in part from actions of any party other than Company, from improper or unauthorized use of the Product or use in a manner contrary to Company's instructions or for which it was not designed. In particular, no warranties apply to defects or damage to the Product resulting from improper or inadequate maintenance by the customer, customer-supplied software or interfacing, unauthorized modification or misuse, operation outside of the environmental specifications for the Product, duty cycle abuse, and improper site preparation or maintenance. Further, Company's warranty does not cover the replacement of consumable parts, including the Saw Detector, desiccants used in the Purge Pump filter, The helium filters and Water Trap and the Activated Charcoal in the model 3100 desorber air filter.

(d) Except as otherwise provided in Section 4.1, if any Product fails to conform to the warranties set forth in Sections 4.1(a) and 4.1(b), during the applicable warranty period, eScreen shall, no later than thirty (30) days after eScreen learns or should have learned of such nonconformity and no later than thirty (30) days after the end of that warranty period, notify EST of such nonconformity and all details with respect thereto, and shall promptly return the Product, transportation and insurance prepaid by eScreen to EST's designated facility for examination and testing. Any services and/or repairs will be performed either at EST's headquarters or at a repair facility designated by EST. Upon verification of that nonconformity, EST will, at EST's option, either repair or replace the Product, and promptly return the Product to eScreen during the applicable warranty period. EST shall pay the costs of shipping the Product back to eScreen.

(e) Company makes no warranty concerning the infringement by the Product of any intellectual property rights arising under the laws of any jurisdiction.

(f) EST MAKES NO WARRANTY REGARDING CLAIMS OR DAMAGE ARISING OUT OF ANY FAILURE OF THE PRODUCT TO DETECT THE PRESENCE OF ANY HARMFUL CHEMICALS, COMPOUNDS OR CONTAMINANTS.

(g) THE WARRANTIES SET FORTH IN THIS SECTION 4 ARE COMPANY'S SOLE AND EXCLUSIVE WARRANTIES WITH RESPECT TO THE PRODUCT OR THIS AGREEMENT. EST DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PARTICULAR PURPOSE. THE REMEDY FOR BREACH OF WARRANTY PROVIDED IN THIS SECTION 4 REPRESENTS DISTRIBUTOR'S EXCLUSIVE REMEDY THEREFOR.

4.2 <u>LIMITATION OF LIABILITY</u>

(a) EST'S LIABILITY TO eScreen WITH RESPECT TO ANY UNIT OF PRODUCT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THAT UNIT. EST'S TOTAL AGGREGATE LIABILITY TO BHK ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY eScreen FOR THE PRODUCTS PURCHASED BY eScreen FROM EST HEREUNDER. IN NO EVENT SHALL EST BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES, LOSS OF USE OR PROFITS, LOSS OF SAVINGS, OR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL EXEMPLARY OR PUNITIVE DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE PRODUCT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Each limitation on liability or limited or exclusive remedy set forth in this Agreement is independent of any other limitation or remedy, and if any such limitation or remedy fails of its essential purpose or is otherwise held to be unenforceable, that shall not affect the validity of any other such limitation or remedy.

ARTICLE 5
TECHNICAL COOPERATION AND ASSISTANCE

5.1 TECHNICAL ASSISTANCE AND SUPPORT

(a) EST shall provide field technical assistance and consulting services to eScreen, upon eScreen's request, regarding the Product at Company's prevailing rates plus expenses at times and locations mutually acceptable to the parties.

(b) EST shall also make field training and marketing support available to eScreen, upon eScreen's request, in assisting eScreen on conducting sales presentations, demonstration of the Product, training of technical staff, etc. at Company's prevailing rates plus expenses at the times and locations mutually agreed.

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ARTICLE 6
TRADEMARKS, TRADE NAMES, LOGOS, DESIGNATIONS AND COPYRIGHTS.

6.1 USE DURING AGREEMENT

During the term of this Agreement, eScreen is authorized by EST to use the trademarks, trade names, logos and designations that EST uses for the Product solely to identify the Product in connection with eScreen's advertisement, promotion, distribution and sale of the Product and shall use only EST's trademarks, trade names, logos and designations in connection therewith. eScreen's use of such trademarks, trade names, logos and designations will be in accordance with EST's policies in effect from time to time. eScreen will include on each unit of Product that it distributes, and on all containers and storage media therefore, all patent markings and trademark, copyright and other notices of proprietary rights placed by EST on the Product.

6.2 ESCREEN DOES NOT ACQUIRE PROPRIETARY RIGHTS

eScreen has paid no consideration for the use of EST's trademarks, trade names, logos, designations or copyrights, and nothing contained in this Agreement will give eScreen any right, title or interest in any of them.

6.3 NO CONTINUING RIGHTS

Upon expiration or termination of this Agreement for any reason, eScreen shall immediately cease all display, advertising and use of all EST trademarks, trade names, logos and designations and will not thereafter use, advertise or display any trademark, trade name, logo or designation which is, or any part of which is, similar to or confusing with any trademark, trade name, logo or designation associated with any Product.

ARTICLE 7
TERMINATION

7.1 This Agreement shall automatically renew every five (5) years from the Effective Date, unless renewed by mutual agreement according to the conditions and procedures mentioned under Section 2.2 above.

7.2 In the event that either party fails to perform any obligation hereunder or otherwise commits any breach of this

Agreement, the other party may terminate this Agreement by giving to the party in default a written notice, which shall become effective thirty (30) days after said notice has duly been delivered to the party in default, unless the failure or breach is corrected within said thirty (30) days period.

7.3 In the event that any proceeding for insolvency or bankruptcy is instituted by or against either party or a receiver is appointed for such party, the other party may forthwith terminate this Agreement.

7.4 No termination of this Agreement shall relieve either party of the obligation to pay the other any amounts due to the other at the time of termination regardless of whether the amounts are then or thereafter payable. Upon termination or expiration of this Agreement, all orders thereof remaining unshipped as of the effective date of termination or expiration shall automatically be canceled.

ARTICLE 8
COMPLIANCE WITH EXPORT REGULATIONS

eScreen shall comply with all applicable provisions of the United States Export Administration Regulations with respect to all units of the Product delivered hereunder and shall provide Company with all requested documentation and data necessary or desirable for Company to be able to verify such compliance.

ARTICLE 9
NOTICES

Any and all notices required or authorized hereunder shall be in writing and shall be delivered by any reasonable means, including by personal delivery, registered or certified mail, internationally recognized courier service or Fax (with written confirmation of transmission and receipt), to the following address of the party to which that notice is to be given:

To Company: Electronic Sensor Technology, L.P.
1077 Business Center Circle
Newbury Park, CA 91320
Attn. Dr. Edward J. Staples
Fax: (805) 480-1984

To OEM Licensee: eScreen Sensor Solutions, Inc.
3000 University Drive
Suite I
Coral Springs, Florida 33065
Attn: Mr. Jan Kaplan
Fax: (954) 341-1733

or to such other address of which a party may subsequently notify the other party. All notices shall be deemed to have received at the time they are sent in accordance with the provisions of this Article 9.

ARTICLE 10
FORCE MAJEURE

10.1 FORCE MAJEURE EVENT

Any delay or failure in the performance of any part or the whole of this Agreement by either party hereto shall be excused, subject to Article 10 hereof, if and to the extent caused by the earthquake, typhoon, or other natural disaster, war, warlike condition, revolution, blockade, embargo or governmental order, rule or restriction, and the affected part of this Agreement shall be suspended until the force majeure circumstances have ended.

10.2 NOTICE

Neither delay nor failure of performance by the other party shall be excused unless the party experiencing the force majeure sends written notice of such delay or failure and the reason therefore to the other party within seven (7) days from the time the force majeure situation becomes apparent.

ARTICLE 11

ENTIRE AGREEMENT

This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous negotiations, agreements and commitments

related thereto. Neither this Agreement nor any rights hereunder shall be released or modified in any manner, except by a written document signed by a duly authorized officer or representative of each of the parties.

ARTICLE 12

ARTICLE HEADINGS

The headings to the Articles and Sections of this Agreement are for reference only and shall not be considered in interpreting this Agreement.

ARTICLE 13

SEVERABILITY

If a court or other governmental entity holds or asserts that any part of this Agreement is unenforceable or invalid, or requires the modification of any part of this Agreement, such unenforceability or invalidity shall not affect the enforceability or validity of any other provisions and conditions of the Agreement. However, Company may, at its option, either terminate this Agreement by notice to Distributor, or continue the Agreement with the remaining part, including any such modification, given full force and effect.

ARTICLE 14

ASSIGNMENT

Either party shall not assign or delegate any of its rights or obligations arising under this Agreement, whether voluntarily or by operation of law, and any such purported assignment or delegation shall be void and without effect, unless the party proposing the assignment obtains the consent of the other party. Any potential assignee must agree to abide by the terms and conditions of the Agreement. "Assignment" shall be deemed to include the transfer or sale of substantially all of the assets of, or majority interest in the voting stock of, either party, or the merger with one or more third parties, and "assignee" shall be deemed not to include subsidiaries or parents of the parties.

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ARTICLE 15

CONFIDENTIALITY

15.1 CONFIDENTIAL INFORMATION

Each party shall keep strictly confidential as against any third parties all confidential information obtained from the other party in connection with this Agreement, and shall use such information only for the purposes contemplated hereunder. Confidential information shall be deemed to include, without limitation, trade secrets, manufacturing processes, design specifications, software programs, research developments, business activities and operations, inventions and engineering concepts. All such written information and any oral confidential information reduced to writing shall be clearly marked "Confidential." The confidentiality obligations set forth herein shall not apply to:

(a) disclosures of information required by law;

(b) information known to one party hereto prior to the date first above-written and not obtained directly from the other party;

(c) information required by Distributor for the purpose of marketing the Product in the Territory, which may only be used in the sale, distribution, marketing and maintenance of the Product in the Territory during the term of this Agreement and for no other purpose or for any other party's benefit; or

(d) information which now or later becomes available to the public, provided such occurrence is not the result of an improper act or omission of either party.

15.2 TERM

The obligation to maintain in confidence all confidential information learned or disclosed hereunder shall survive termination of this Agreement, and each party covenants to maintain such confidentiality for a period for five (5) years after such termination. Upon termination of this Agreement, all confidential information represented in written form or any other media, including but not limited to papers, documents, designs, manuals, specifications, prototypes, schematics, computer software, or any other materials or models, shall be returned to the party which furnished same, together with any reproductions or copies thereof.

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ARTICLE 16

GOVERNING LAW

This Agreement and the performance of all obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to any principles governing conflicts of laws or the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

Any Claim, dispute or controversy arising between the parties out of or in relation to this Agreement, or breach thereof, which cannot be satisfactorily settled by the parties, shall be finally settled by arbitration upon the written request of either party, in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce. The place of arbitration shall be Fort Lauderdale, Florida, in case eScreen is the respondent, and Los Angeles, California, in case EST is the respondent. The award shall be final and binding upon both parties. Judgment upon the award may be entered in any court having jurisdiction thereof.

ARTICLE 17

COUNTERPARTS

This Agreement may be executed in counterparts and shall have the same force and effect as if all parties had executed one document.

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SIGNATURE PAGE FOR INTERNATIONAL DISTRIBUTORSHIP AND TECHNICAL COOPERATION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

"Company" ELECTRONIC SENSOR TECHNOLOGY, L.P.

By: Edward J. Staples

Its: Managing Director

Date: Oct 16, 2003

"OEM Licensee" eScreen Sensor Solutions, Inc

By: [signature]

Its: President

Date: October 15, 2003